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                                                                     EXHIBIT 8.1

                            [DRAFT - APRIL 16, 2003]

[CLOSING DATE]

First American Strategic  Real Estate Portfolio, Inc.
800 Nicolett Mall
Minneapolis, MN 55402

Re: Certain Federal Income Tax Consequences

Ladies and Gentlemen:

You have requested our opinion concerning certain federal income tax consequences in connection with First American Strategic Real Estate Portfolio, Inc.'s (the "Company") filing of a Registration Statement on Form S-4 (File no. 333-85338) with the SEC. This opinion relates to the Company's qualification for federal income tax purposes as a real estate investment trust ("REIT") within the meaning of Sections 856-860 of the Internal Revenue Code of 1986, as amended (the "Code").

In rendering the following opinion, we have examined the Articles of Incorporation and Bylaws of the Company, the Registration Statement, and such other records, certificates and documents, as we have deemed necessary or appropriate for purposes of rendering the opinion set forth herein. Through these documents we have reviewed the investment activities, operations and governance of the Company. We have relied upon factual representations of duly appointed officers of the Company (including without limitation, representations contained in a letter dated as of this date (the "Representation Letter")), principally relating to the Company's organization and operations. We assume that each such representation is and will be true, correct and complete and that all representations that speak in the future, or to the intention, or to the best of the belief and knowledge of any person(s) or party(ies) are and will be true, correct and complete as if made without such qualification. No facts have come to our attention, which would cause us to believe that any of such representations are untrue, incorrect or incomplete in a material way. We assume that the Company will be operated in accordance with the applicable laws and the terms and conditions of applicable documents. In addition, we have relied upon certain additional facts and assumptions described below.


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In rendering the opinion set forth herein, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the conformity of final documents to all documents submitted to us as drafts, (v) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (vi) the accuracy and completeness of all records made available to us, and (vii) the factual accuracy of all representations, warranties and other statements made by all parties.

We have further assumed that during its short taxable year ending December 31, 2003 and subsequent taxable years, the Company has operated and will operate in such a manner that has made and will make the factual representations contained in the Representation Letter true for all such years, and that the Company and its subsidiaries will not make any amendments to its organizational documents or engage in any conduct after the date of this opinion that would affect the Company's qualification as a real estate investment trust for any taxable year. For purposes of our opinion, we have not independently investigated all of the facts contained in the documents and assumptions set forth above, the factual representations set forth in the Representation Letter, or the Registration Statement. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way.

The discussion and conclusion set forth below are based upon the Code, the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder and administrative and judicial interpretation thereof, in each case as currently exist and all of which are subject to change, and the opinions below are rendered as of the date hereof, and we disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in facts or circumstances which might affect any matters or opinions set forth herein. No assurance can therefore be given that the federal income tax consequences described below will not be altered in the future. Based on the documents and assumptions set forth above and the representations set forth in the Representation Letter, and provided that the Company continues to meet the applicable asset composition, source of income, shareholder diversification, distribution, and other requirements of the Code necessary for a corporation to qualify as a real estate investment trust, we are of the opinion that:

(1) Commencing with the Company's initial taxable year ended December 31, 2003, and provided that the Company makes all elections required for qualification and taxation as a real estate investment trust for federal income tax purposes, the Company will be organized in conformity with the requirements for qualification as a "real estate investment trust" under the Code, and its method of operation will meet the requirements for qualification as a "real estate investment trust" under the Code, and


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(2)  The information in the Registration Statement under the caption "Federal
     Income Tax Consequences" has been reviewed by us and is correct in all material respects, and our opinion set forth in such discussion is confirmed.

The ability of the Company to continue to meet the requirements for qualification and taxation as a real estate investment trust will be dependent upon the Company's ability to continue to meet in each year the applicable asset composition, source of income, shareholder diversification, distribution, and other requirements of the Code necessary for a corporation to qualify as a real estate investment trust.

The foregoing opinion is limited to the federal income tax matters addressed herein, and no other opinion is rendered with respect to other federal tax matters or to any issues arising out of the tax laws of any state or locality. We express no opinion with respect to the transactions described herein other than those expressly set forth herein. Further, we express no opinion on any other issue relating to the Company or any investment therein. You should recognize that our opinion is not binding on the Internal Revenue Service and that the Internal Revenue Service may disagree with the opinion contained herein. Although we believe that our opinion will be sustained if challenged, there is no guarantee that this will be the case. Except as specifically discussed above, the opinion expressed herein is based upon the laws that currently exist. Consequently, future changes in the law may cause the federal income tax treatment of the transactions herein to be materially and adversely different from that described above.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Federal Income Tax Consequences" in the Registration Statement.

                                           Very truly yours,